Press Release                                  Source: Victoria Industries, Inc.


Victoria Industries, Inc. reports on its intention to dispose of its lumber trading business in the Russian Federation.

Thursday July 12, 4:30 pm ET

NEW YORK--(_____________)--July 12, 2007 -- Victoria Industries, Inc. announces its intention to dispose of its lumber trading business in the Russian Federation and indications of interest received from certain stockholders.

The Company informs that since 2003 it has been unable to raise financing and attract investor interest for its lumber trading business in the Russian Federation. Due to the nature of its lumber trading operations, the Company's continued success is contingent on its ability to raise capital to sustain and expand its operations. Due to the inability to raise funds and attract investor interest the Company has elected to dispose of its entire timber trading operations through the sale of its wholly owned operating subsidiary Victoria
Resources, Inc together with the latter's wholly owned subsidiaries Victoria Lumber LLC and Coptent Trading Inc.

The Company has received indications of interest from certain current stockholders of the Company to acquire 100% interest in Victoria Resources, Inc. from Victoria Industries, Inc. in exchange for their interests in Victoria Industries, Inc. Under the proposed transaction structure, the sale would be effective as of the close of business on June 30, 2007. Accordingly, upon consummation of the above transaction, the Company's financial statements for the quarter ended September 30, 2007 and subsequent periods will not include the results of Victoria Resources, Inc. and its subsidiaries Victoria Lumber LLC and Coptent Trading, Inc. The Company's annual financial statements for 2007 will reflect the operations of Victoria Resources, Inc. and its subsidiaries relating to the period up to June 30, 2007.

The management is currently evaluating the proposals received from its stockholders and expects to finalize these proposals in July 2007. As previously reported, the Company plans to continue to pursue real estate development opportunities in the Russian Federation.

About Victoria Industries

Victoria Industries, Inc., through its wholly owned subsidiary, Victoria Resources, engages in the business of lumber trading in the Russian Federation.


This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

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Contact:
          Victoria Industries, Inc., New York
          Investor Relations
          Albert Abdoulline, 646-8258083